UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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CENTER FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 11, 2005

TO THE SHAREHOLDERS OF CENTER FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation (the “Company”) will be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, May 11, 2005 at 6:00 p.m., for the purpose of considering and voting upon the following matters.

1. Election of Directors. Electing the following four (4) individuals to serve as Class I directors until the 2007 annual meeting of shareholders and until their successors are elected and qualified:

David Z. Hong	Sang Hoon Kim
Chang Hwi Kim	Monica M. Yoon

2. Transacting such other business as may properly come before the Meeting and at any and all adjournments thereof.

The Bylaws of the Company provide for the nomination of directors in the following manner:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 5(a) of Article III of these bylaws; provided, however, that if only 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (A) the name and address of each proposed nominee; (B) the principal occupation of each proposed nominee; (C) the number of shares of voting stock of the Corporation owned by each proposed nominee; (D) the name and residence address of the notifying shareholder; and (E) the number of shares of voting stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.”

Only those shareholders of record at the close of business on March 18, 2005 will be entitled to notice of and to vote at the Meeting.

DATED: April 20, 2005	By Order of the Board of Directors

Thomas Levine Secretary

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

2

CENTER FINANCIAL CORPORATION

3435 Wilshire Boulevard, Suite 700

Los Angeles, California 90010

(213) 251-2222

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 11, 2005

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) of Center Financial Corporation (the “Company”) to be held at the Olympic Office of Center Bank (the “Bank”), 2222 West Olympic, Los Angeles, California 90006, at 6:00 p.m., on Wednesday, May 11, 2005, and at any and all adjournments thereof. The solicitation of the Proxy accompanying this Proxy Statement is made by the Board of Directors of the Company and the costs of such solicitation will be borne by the Company.

It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on approximately April 20, 2005.

The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect four (4) individuals to serve as Class I directors until the 2007 annual meeting of shareholders and until their successors are elected and qualified.

2. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Revocability of Proxies

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy (the “Proxy Holders”) in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

The Company will bear the cost of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company may pay for and utilize the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

There were 16,332,018 shares of the Company’s common stock issued and outstanding on March 18, 2005, which has been set as the Record Date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

Each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his or her name on the books of the Company as of the Record Date for the annual meeting on any matter submitted to the vote of the shareholders. An abstention or broker non-vote will have the same effect as a vote against a director nominee and against any other matters submitted for shareholder approval. Shareholders of the Company do not have cumulative voting rights in connection with the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Management knows of no person who owned beneficially more than 5% of the outstanding Common Stock of the Company as of March 18, 2005, except for David Z. Hong and Sang Hoon Kim, both of whom are members of the Company’s Board of Directors (see “ELECTION OF DIRECTORS” herein); and FMR Corp. The following table furnishes information, as of March 18, 2005, regarding FMR Corp.:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	1,428,961[1]	8.75%

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the number of directors shall be not fewer than eight (8) nor more than fifteen (15) until changed by a bylaw amendment duly adopted by the vote or written consent of the Company’s shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of the Company’s shareholders or by the Company’s Board of Directors. The exact number of directors is presently fixed at eight (8).

Pursuant to the terms of the Company’s Articles of Incorporation, the Board of Directors is divided into two classes, designated Classes I and II. The directors serve staggered two-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the Meeting, shareholders will be asked to elect the following four (4) Class I directors whose terms expire this year, for an additional term of two (2) years:

David Z. Hong	Sang Hoon Kim
Chang Hwi Kim	Monica M. Yoon

[1]	Represents shares reported on a Schedule 13G by FMR Corp., an investment adviser as defined in applicable SEC rules. Clients of FMR Corp. have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from, the sale of the stock, but none of such clients is known to have a beneficial ownership interest in more than 5% of Center Financial’s Common Stock. FMR Corp. has sole voting power with respect to 201,990 shares, and sole dispositive power with respect to all 1,428,961 shares.

Since shareholders do not have cumulative voting rights in the election of directors, the affirmative vote of a majority of the votes cast is required for the election of directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information as of March 18, 2005, with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of the Company’s directors and executive officers, and (iii) the directors and executive officers of the Company as a group:

				Common Stock Beneficially Owned on March 18, 2005
Name and Offices Held with Company[2]	Principal Occupation for the Past Five Years	Age	Term to Expire/ Director Since	Number of Shares[3]	Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Chung Hyun Lee Chairman of the Board	President, Nuart International, Inc. (Cosmetics Importing)	63	2006/ 2000 (1985)[6]	680,486	0	4.17%
David Z. Hong[7] Director	Retired (formerly accountant, David Hong Accounting Service)	75	2007/ 2000 (1985)[6]	925,065	0	5.66%
Jin Chul Jhung Director	President and Chairman, Royal Imax, Inc (Importing and Wholesale)	61	2006/ 2004 (1998)[6]	219,234[8]	0	1.34%
Chang Hwi Kim Director	President, Maxion Inc. (Home Entertainment)	62	2007/ 2000 (1989)[6]	714,724[9]	0	4.38%
Peter Y. S. Kim Director	President and Chairman, Harbor Express Inc., Gold Point Transportation, Bridge Warehouse, Inc. (Trucking)	56	2006/ 2004 (1998)[6]	570,724	0	3.49%

[2]	All offices held apply to both Center Financial Corporation and Center Bank unless otherwise indicated.

[3]	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person's spouse) is the sole beneficiary and has pass-through voting rights and investment power.

[4]	Consists of option shares which are vested or will vest within 60 days of March 18, 2005 pursuant to the Company’s Stock Option Plan. (See “ – Stock Options.”)

[5]	This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of March 18, 2005 pursuant to the Company’s Stock Option Plan. (See “ – Stock Options.”)

[6]	Year first elected or appointed a director of Center Bank.

[7]	Mr. Hong’s address is 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010; and Sang Hoon Kim’s address is 4201 Wilshire Boulevard, Suite 620, Los Angeles, California 90010.

[8]	Includes 30,740 shares held by Royal Imax, Inc., of which Mr. Jhung is President, Chairman and sole shareholder, as to which shares Mr. Jhung has sole voting and investment power.

[9]	Also includes 18,354 shares owned by Chang Hwi Kim’s adult children, as to which shares Mr. Kim has sole voting and investment power pursuant to an agreement with the record owners of the shares.

(Table and footnotes continued on following page.)

				Common Stock Beneficially Owned on March 18, 2005
Name and Offices Held with Company[2]	Principal Occupation for the Past Five Years	Age	Term to Expire/ Director Since	Number of Shares[3]	Vested Option Shares[4]	Percentage of Shares Outstanding[5]
Sang Hoon Kim[7] Director	Chairman and Chief Executive Officer, Tmecca.com (On-line Provider of Professional Books and Magazines)[10]	64	2007/ 2000 (1985)[6]	1,113,774[11]	0	6.82%
Seon Hong Kim President, Chief Executive Officer and Director	President and Chief Executive Officer, Center Bank and Center Financial Corporation[12]	61	2006/ 2004 (1998)[6]	141,989	50,000	1.17%
Monica M. Yoon Director	Pension Fund Manager, Rhackseung Yoon, M.D. Inc.	56	2007/ 2000 (1996)[6]	779,058	0	4.77%
Patrick Hartman Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Center Financial Corporation[13]	56	n/a	0	0	n/a
James Hong Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer, Center Bank[14]	51	n/a	6,768	5,320	0.07%
Directors and Executive Officers as a Group (11 persons)				5,151,822	55,320	31.78%[5]

(Certain footnotes appear on appear page.)

[10]	Sang Hoon Kim has been Chairman and Chief Executive Officer of Tmecca.com since March 2001. Previously, he served as President of Protrend, Inc. an apparel marketing company in Los Angeles, California from 1979 to 1999.

[11]	Includes 55,691 shares held by Saymee K, Inc., of which Sang Hoon Kim's adult son is President and a majority shareholder; 542,836 shares owned by Mr. Kim's adult children; 7,812 shares held by other relatives of Mr. Kim; and 142,703 shares held by a friend of Mr. Kim; as to all of which shares Mr. Kim has sole voting and no investment power pursuant to agreements with the record owners of the shares

[12]	Seon Hong Kim has served as President and Chief Executive Officer of Center Bank since September 1998, and of Center Financial Corporation since May 2002. Previously, he served in various senior executive positions at Hanmi Bank in Los Angeles since 1986. Mr. Kim has 33 years of experience in commercial banking.

[13]	Patrick Hartman has served as Executive Vice President and Chief Financial Officer since March 17, 2005. Mr. Hartman is a certified public accountant with more than 28 years' experience in the banking industry. Previously, he served as Chief Executive Officer and founder of the Alpha Consulting Group LLC in Lake Arrowhead, California, a company he founded in 1997 to provide management and network support primarily to financial institutions; and as Chief Financial Officer and Chief Information Officer of California United Bank and CU Bancorp in Encino, California from 1992 to 1997.

[14]	James Hong has served as Executive Vice President and Chief Credit Officer of Center Bank since June 2004, and was Senior Vice President and Chief Lending Officer of Center Bank from March 2002 to June 2004. Mr. Hong has more than 21 years' banking experience and has served in various positions at Center Bank since 1989, including as Senior Vice President/International and Corporate Lending from August 1999 to March 2002; as Senior Vice President/Special Assets Department and Consumer Loan Department from August 1998 to August 1999; and as Senior Vice President/Business Development from 1997 to August 1998.

Board Committees and Other Corporate Governance Matters

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the recent corporate governance requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”). Among other things, the Board has adopted a Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

As a mechanism to encourage compliance with the Code of Conduct, the Company has established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Conduct also prohibits the Company from retaliating against any director, executive officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation. The Code of Conduct may be found on the Company’s web site at “www.centerbank.com.” The Company intends to post notice of any waiver from, or amendment to, any provision of our Code of Conduct on this web site.

Director Independence. The overwhelming majority of the members of the Board have historically been independent, and the Audit and Compensation Committees are comprised solely of independent directors in accordance with applicable SEC and Nasdaq rule requirements. The Board has determined that a majority of the current directors are “independent” as that term is defined by applicable Nasdaq rules. Specifically, the Board has determined that all of the Company’s directors other than the President and Chief Executive Officer are independent directors.

Audit Committee. The Board of Directors has, among others, a standing Audit Committee, of which directors David Z. Hong (Chairman), Jin Chul Jhung, Peter Y. S. Kim, Chung Hyun Lee, and Monica M. Yoon are members. During the fiscal year ended December 31, 2004, the Audit Committee held a total of thirteen (13) meetings. The purpose of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing, internal control and financial reporting practices. The Committee selects the Company’s independent accountants, reviews the independence and performance of the independent accountants, and makes certain that the independent accountants have the necessary freedom and independence to freely examine all of the Company’s records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. Prior to the public release of annual and quarterly financial information, the Committee discusses with Management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. The Committee oversees internal audit activities, including reviewing the internal audit plan, discussing various internal audit issues with Management, reviewing and concurring in the appointment or replacement of the director of the internal audits, and confirming and assuring the objectivity of internal audits. The Committee also reviews applicable portions of the Company’s Code of Conduct and compliance therewith, and reviews expense account procedures for senior management.

The Audit Committee Charter, a copy of which was attached as an exhibit to the Company’s Proxy Statement for the 2003 Annual Meeting of Shareholders, requires that the Audit Committee be comprised of at least three directors meeting certain requirements. Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable Nasdaq listing standards. Each Audit Committee member also meets Nasdaq’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his or her respective business or profession. Collectively, the members have approximately 15 years of service on the Audit Committee of Center Financial and 55 years of service on the audit committee of Center Bank. In addition, two members of the audit committee have the requisite financial sophistication required for at least one member of the audit committee under the rules of Nasdaq. While the Board believes that each of the members of the Audit Committee is highly qualified to discharge his duties, the Board has not designated any particular member of the Audit Committee as an “audit committee financial expert” under the SEC’s rules.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2004. The committee has discussed with the Company’s independent auditors, which are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company’s financial reporting. The committee has received from the independent auditors written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent auditors the firm’s independence from Management and the Company. In considering the independence of the Company’s independent auditors, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described on page 12 below.

Submitted by:
David Z. Hong, Chairman
Jin Chul Jhung	Chung Hyun Lee
Peter Y. S. Kim	Monica M. Yoon

Compensation Committee. The Board also has a standing Personnel and Compensation Committee (the “Compensation Committee”), of which directors Chang Hwi Kim (Chairman), Peter Y. S. Kim, Sang Hoon Kim, Chung Hyun Lee, and Monica M. Yoon are members. The Compensation Committee met twice during 2004. In accordance with the requirements of Nasdaq, all of the members of the Compensation Committee are “independent” directors under the Nasdaq rules. The primary functions of this committee are to (i) determine the compensation of the Company’s Chief Executive Officer (“CEO”) and “senior officers” (i.e., executive officers and other officers with the title of Executive Vice President or above); (ii) review and approve the selection, retention and/or termination of any such officers; (iii) consider and make recommendations to the Board of Directors concerning the Company’s incentive compensation plans and equity-based plans in which directors and senior officers may be participants; (iv) to the extent authorized by the Board, administer and implement such plans, including, but not limited to approving stock option grants to the Company’s Named Executive Officers; (v) evaluate the performance of the Company’s CEO in light of the goals and objectives of the Company’s executive compensation plans and the CEO’s individual performance goals, and set his compensation levels based on his employment contract, and market peer banks’ CEO’s compensation, when the CEO’s contract is renewed; (vi) annually approve the compensation arrangements for all senior officers and bonuses for all employees; (vii) assess the desirability of, and make recommendations to the Board with respect to, any proposed new incentive-compensation plans and equity-based plans and changes to existing plans; (viii) review and make recommendations to the Board concerning any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (ix) monitor the disclosures in the Company’s annual proxy statement relating to executive compensation; (x) review and administer the non-audit-related portions of the Company’s Code of Conduct; and (xi) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval. The Board has adopted a Compensation Committee charter outlining the Committee’s functions and responsibilities. A copy of the charter may be found on the Company’s web site at www.centerbank.com.

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2004, the Board of Directors of the Company held a total of ten (10) meetings. Each incumbent director of the Company who served as a director during 2004 attended at least 75% of the aggregate of (1) the total number of such Board meetings and (2) the total number of meetings held by all committees of the Board on which such director served during 2004.

Director Nominations and Qualifications. The Company does not have a standing Nominating Committee, as the Board of Directors is composed almost entirely of independent directors, and is sufficiently small as to make action by committee unnecessary for purposes of managing nominations. It is the policy of the Board of Directors that all members of the Board of Directors participate in the nomination of directors, in order that the broadest viewpoints and perspectives may be brought into the evaluation of sitting directors, the decision whether to invite new directors, and the determination and evaluation of potential candidates for nomination as director.

The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board of Directors does not have a separate charter concerning the director nomination process, but has adopted the following policies and procedures concerning this process by Board resolution:

Prior to making any decisions concerning the nomination of directors for each year’s annual meeting, the Board shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or the Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the nomination.

In identifying and evaluating potential nominees, the Board shall consider recommendations from directors, officers and employees of the Company and its wholly-owned subsidiary, Center Bank, as well as persons recommended by shareholders of the Company, and shall evaluate persons recommended by directors, officers or employees and persons in the same manner as those recommended by shareholders in selecting Board nominees.

The Board has determined that to meet the Company’s minimum qualifications to serve as a director, an individual must: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (vii) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (viii) have no conflict of interest that would interfere with their performance as a director; and (ix) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While not considered mandatory qualifications for serving as a director, the Board also feels it is desirable for directors to (i) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the geographic area served by the Company and its subsidiaries; and (ii) live or work within 100 miles of an existing or proposed office of the Bank. In considering the desirability of any particular candidate as a potential director, the Board shall also consider the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company.

Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Board shall follow the same principles outlined above, and shall request of any potential nominee such information as the Board deems necessary to evaluate that individual’s qualifications to serve as a director of the Company, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, in order to enable the Committee to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected;

(vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations to the Board), other than by the Board of Directors itself, are set forth in the Company’s Bylaws and in the Notice of Annual Meeting of Shareholders.

Shareholder Communications with Board of Directors. Shareholders may communicate with the Board of Directors or any individual director by mailing a communication to the Company’s principal executive offices addressed to the Board of Directors or the individual director, to the attention of the Company’s Corporate Secretary. The letter should indicate that the author is a shareholder, and whether he or she owns his or her shares in street name. Depending on the subject matter, management of the Company will: (i) forward the communication to the director or directors to whom it is addressed; (ii) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s business; or (iii) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be made available to all directors.

Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. The Company’s policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All eight (8) directors attended the Company’s Annual Meeting of Shareholders in 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2004 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to this period by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Seon Hong Kim and James Hong, each of whom inadvertently failed to file a timely report on Form 4 concerning the grant of a stock option in 2004.

Executive Compensation

The following table sets forth certain summary compensation information with respect to the Chief Executive Officer and the only other executive officer of the Company as of December 31, 2004 whose total salary and bonus for the fiscal year ended December 31, 2004, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

	Year	Annual Compensation			Long Term Compensation Stock Options Granted (Number of Shares)[18]	All Other Compensation[19]
Name and Principal Position		Salary[15]	Bonus[16]	Other[17]
Seon Hong Kim President and Chief Executive Officer	2004 2003 2002	$262,401 250,405 242,880	$120,000 120,000 131,000	$23,000 21,000 15,600	150,000 0 0	$9,184 8,749 7,425

James Hong Senior Vice President and Chief Lending Officer	2004 2003 2002	104,460 101,377 97,999	37,952 34,766 29,460	0 0 0	5,000 0 21,600	4,238 4,055 4,937

Stock Options

The Company’s 1996 Stock Option Plan (the “Plan”), intended to advance the interests of the Company by encouraging stock ownership on the part of participating employees and directors, was adopted by the shareholders of Center Bank on May 6, 1996, and assumed by the Company in connection with the holding company reorganization in October 2002. The Plan was subsequently amended and restated by the Board of Directors on March 24, 2004 to comply with the requirements of Section 162(m) of the Internal Revenue Code, provide for discretionary acceleration of options, and otherwise reflect current laws and regulations. The Plan provides for the issuance of both “incentive” and “non-qualified” stock options to full-time salaried officers and employees of the Company and of “non-qualified” stock options to non-employee directors of the Company. All options are granted at an exercise price of not less than 100% of the fair market value of the stock on the date of grant.20 Each option expires not later than ten (10) years from the date the option was granted. Options are exercisable in installments as provided in individual stock option agreements; provided, however, that if an optionee fails to exercise his or her rights under the options within the year such rights arise, the optionee may accumulate them and exercise the same at any time thereafter during the term of the option. In addition, in the event of a “Terminating Event,” i.e., a merger or consolidation of the Company as a result of which the Company will not be the surviving corporation, a sale of substantially all of the Company’s assets, or a change in ownership of at least 25% of the Company’s stock (subject to certain exceptions), all outstanding options under the Plan shall become exercisable in full (subject to certain notification requirements), and shall terminate if not exercised within a specified period of time, unless provision is made in connection with the Terminating Event for assumption of such options, or substitution of new options covering stock of a successor corporation. As of December 31, 2004, the Company had options outstanding to purchase a total of 759,77918 shares of its common stock under the Plan, with an average exercise price of $9.9518 per share with respect to all such options. As of that same date, the fair market value of the Company’s common stock was $20.02 per share.

[15]	Consists entirely of this individual’s salary, a portion of which was deferred pursuant to the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan permits all participants to contribute up to 15% of their annual compensation on a pre-tax basis (subject to a statutory maximum, which contributions vest immediately when made). The Company’s policy is to match 75% of the employee’s contribution up to 4% of his or her compensation, and 25% of the employee’s contribution that exceeds 4% but is less than 8% of his or her compensation, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment.

[16]	Includes amounts accrued for the fiscal year reported but paid in the following year.

[17]	Consists entirely of director’s fees.

[18]	As adjusted to reflect stock splits and dividends declared since the date of grant, if applicable.

[19]	Consists entirely of employer contributions to these individuals’ accounts pursuant to the 401(k) Plan.

[20]	Exercise price per share is equivalent to market price per share on the date of grant, as determined by the Board of Directors of the Company, based upon trades in the Company’s Common Stock known to the Company and opening and closing prices quoted on the Nasdaq National Market concerning the Company’s Common Stock.

The following table furnishes information regarding stock options granted to the Named Executive Officers during 2004:

Name	Number of Options Granted[21]		Percent of Total Options Granted to Employees During Period	Exercise or Base Price[21]	Expiration Date	Grant Date Present Value[22]
Seon Hong Kim	150,000	[23]	37.2%	$15.78	3/2014	$497,500
James Hong	5,000	[24]	1.2%	13.42	1/2014	19,700

The following information is furnished with respect to stock options exercised by the Named Executive Officers during 2004 and held by the Named Executive Officers as of December 31, 2004:

	Stock Options Exercised in 2004		Number of Unexercised Options at December 31, 2004[21]		Value of Unexercised In-the-Money Options at December 31, 2004[25]
	Shares Exercised	Value Realized[26]
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Seon Hong Kim	47,951	626,126	0	150,000	$0	$636,000
James Hong	6,768	91,679	0	17,960	0	221,653

Employment Agreement

The Company entered into an employment agreement with Seon Hong Kim effective September 1, 2004 (the “Agreement”) for a term of three years, at an annual base salary of $279,330 for the first year of the term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. Mr. Kim is also entitled to an incentive bonus equal to 4% of the amount of the Company’s pre-tax earnings for that year which exceed 20% of the Company’s return on year-beginning capital; provided, however, that in no event shall such bonus be less than $40,000 nor more than 75% of the amount of Mr. Kim’s annual base salary, and provided further that if the Company’s pre-tax earnings for the year in question do not exceed 20% of the return on year-beginning capital, Mr. Kim shall receive such bonus as the Board of Directors, in its sole discretion, shall determine. Mr. Kim is also entitled to the use of a Company-owned automobile, medical and life insurance benefits, certain stock options, reimbursement for business expenses, and such club memberships as may be approved by the Board of Directors. In the event of termination without cause or due to a merger or corporate reorganization where there is a change in more than 25% ownership of the Company’s stock (subject to certain exceptions), Mr. Kim is entitled to receive the balance of the salary due under the Agreement or twelve (12) months’ severance pay, whichever is more.

[21]	As adjusted to reflect stock splits and dividends declared since the date of grant, if applicable.

[22]	The present value of options was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0.78%, expected volatility of 25%, risk-free interest rate of 3.3% and expected life of three to five years.

[23]	These options will become cumulatively exercisable as to one-third of such shares per year commencing one year from the date of grant.

[24]	These options will become cumulatively exercisable as to 20% of such shares per year commencing one year from the date of grant.

[25]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at December 31, 2004.

[26]	Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.

Compensation of Directors

The directors are not paid any directors fees by the Company, but they receive directors fees from the Bank for services they provide as directors of the Bank. Non-employee directors of the Bank receive $3,500 per month, the president receives $1,750 per month, and the Chairman of the Board receives $4,100 per month, for their membership on the Board and attendance at Board and committee meetings. In addition, the non-employee directors received annual bonuses of $7,000, $3,500 and $8,200, respectively. The directors of the Bank also receive certain medical and dental benefits in excess of those provided to all employees of the Bank. Specifically, each director receives full medical and dental coverage (including dependent coverage) at no cost, compared to employees, who must pay between $50 and $160 per month depending on the type of coverage selected.

None of the non-employee directors was granted or exercised any stock options during 2004. As of December 31, 2004, no non-employee directors held any outstanding stock options. Information concerning stock options granted and exercised during 2004 and held at December 31, 2004 by Seon Hong Kim, who is also a Named Executive Officer, is set forth above under “Stock Options.”

Performance Graph27

The graph on the following page compares the yearly percentage change in cumulative total shareholders’ return on the Company’s stock with the cumulative total return of (i) the Nasdaq market index; (ii) all banks and bank holding companies listed on Nasdaq; and (iii) an index comprised of banks and bank holding companies located throughout the United States with total assets of between $500 million and $1 billion. The latter two peer group indexes were compiled by SNL Financial of Charlottesville, Virginia. The Company reasonably believes that the members of the third group listed above constitute peer issuers for the period from December 31, 1999 through December 31, 2004. The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

[27]	Inasmuch as the Company did not acquire the outstanding shares of the Bank until October 2002, the information contained in the Performance Graph for part of 2002 and for prior years is for the Bank’s stock. As of the effective date of the holding company reorganization (October 28, 2002), each outstanding share of common stock of the Bank was converted into one outstanding share of common stock of the Company.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Center Financial Corporation	100.00	129.71	145.32	218.29	483.01	718.52
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL $500M-$1B Bank Index	100.00	95.72	124.18	158.54	228.61	259.07
SNL NASDAQ Bank Index	100.00	115.45	125.66	129.25	166.83	191.21

NOTE: The index information that is required for the graph may be obtained from most regional or national investment banks, such as SNL Financial.

Board of Directors’ Compensation Committee Report

The Compensation Committee of the Board is responsible for overseeing the various compensation programs of the Company. It reviews and approves compensation objectives and benefit packages for all executive officers and other officers with the title of Executive Vice President or above, and approves bonuses for all employees. The committee is currently composed of five (5) directors: Chang Hwi Kim (Chairman), Peter Y. S. Kim, Sang Hoon Kim, Chung Hyun Lee, and Monica M. Yoon. In accordance with the requirements of Nasdaq, all of the members of the Compensation Committee are “independent” under the Nasdaq rules.

The objectives of the Committee are to ensure that compensation and benefits are at levels that enable the Company to attract, recruit and maintain highly capable and quality employees. In addition, the Compensation Committee seeks to align the interests of the Company’s officers and its shareholders and to provide rewards that are closely linked to bank-wide team and individual performance goals which are measured in terms of the Company’s profitability, growth and asset quality.

In order to evaluate the Company’s competitive position in the industry, the Committee reviews and analyzes the compensation packages, including base salary offered by community banks (surveyed by America’s Community Bankers), bonus plans, stock option plans and any other benefit packages offered by Korean-American community banks. The executive officers were subject to a 2% to 3% salary adjustment with performance incentives in 2004. Executive officer bonuses are awarded annually and are determined based on the achievement by the Company of annual profitability goals and specific performance goals, except for the President, whose bonus is determined by a formula related to the Company’s profitability. Specifically, the President receives an incentive bonus equal to 4% of the amount of the Company’s pre-tax earnings for that year which the Company’s pre-tax earning exceeds 20% of return on year-beginning capital. However, that in no event shall such bonus be less than $40,000 nor more than 75% of the amount of Mr. Kim’s annual base salary, and provided further that if the Company’s pre-tax earnings for the year in question do not exceed 20% of return on year-beginning capital, Mr. Kim shall receive such bonus as the Board of Directors, in its sole discretion, shall determine. Mr. Kim’s employment agreement is for a three-year term commencing September 1, 2004. (See “ – Employment Agreement.”)

In order to (i) provide an additional incentive for the Company’s officers and employees to contribute to the Company’s success, (ii) encourage their increased stock ownership in the Company, and (iii) enable the Company to be competitive in the industry with respect to compensation packages, the Company has continually had a stock option plan in effect and has granted stock options from time to time under the stock option plan. In 2004, stock options were granted to selected officers as well as to profit center managers and senior officers. Details concerning the stock option plan and options thereunder granted and exercised during 2004 and held at December 31, 2004 by the Named Executive Officers are set forth above under “ – Stock Options.”

Compensation Committee:
Chang Hwi Kim, Chairman
Peter Y. S. Kim	Chung Hyun Lee
Sang Hoon Kim	Monica M. Yoon

Transactions with Directors and Executive Officers

Certain of the executive officers, directors and principal shareholders of the Company and the companies with which they are associated have been customers of, and have had banking transactions with, Center Bank (the “Bank”) in the ordinary course of the Bank’s business since January 1, 2004, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and in the opinion of Management, did not involve more than the normal risk of repayment or present any other unfavorable features.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as independent registered public accountants for the Company for the fiscal year ending December 31, 2005. Deloitte audited the Company’s financial statements for the year ended December 31, 2004. It is anticipated that a representative or representatives of Deloitte & Touche will be present at the annual meeting and will be available to respond to appropriate questions. All professional services rendered by Deloitte concerning the fiscal year ended December 31, 2004 were furnished at customary rates and terms.

Fees

The aggregate fees billed by our principal accounting firm, Deloitte, for the fiscal years ended December 31, 2004 and 2003, were as follows:

	2004		2003
Audit fees	$401,583		$135,000
Audit related fees	835,393	[28]	26,727	[28]
Tax fees	0		0
All other fees	0		6,000	[29]

Total	$1,236,976		$167,727

None of the fees paid to our independent auditors during 2004 and 2003 were paid under the de minimis safe harbor exception from pre-approval requirements. The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte.

PROPOSALS OF SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning the Company’s 2006 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 22, 2005 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

The persons named as proxies for the 2006 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in the Company’s proxy materials for the meeting, unless the Company receives notice of the proposal by March 7, 2006. If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

[28]	For 2004, consisted of the audit of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. For 2003, consisted of $15,000 for review of documentation concerning internal controls, $10,000 for review of press releases, and other fees of $1,727.

[29]	Consists entirely of fees for Sarbanes-Oxley workshops.

OTHER MATTERS

Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the Proxy Holders to vote said Proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the Proxy.

DATED: April 20, 2005	CENTER FINANCIAL CORPORATION

Seon Hong Kim
President and Chief Executive Officer

A COPY OF THE COMPANY’S 2004 ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS BEING SENT TO SHAREHOLDERS AS PART OF THE COMPANY’S ANNUAL REPORT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO PATRICK HARTMAN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF THE COMPANY, AT 3435 WILSHIRE BOULEVARD, SUITE 700, LOS ANGELES, CALIFORNIA 90010.

REVOCABLE PROXY

CENTER FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS – May 11, 2005

The undersigned shareholder(s) of Center Financial Corporation (the “Company”) hereby nominates, constitutes and appoints David Z. Hong, Chang Hwi Kim and Seon Hong Kim, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Olympic Office of Center Bank, 2222 West Olympic Boulevard, Los Angeles, California 90006 on Wednesday, May 11, 2005 at 6:00 p.m., and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1. Election of Directors. Authority to elect the following four (4) individuals to serve as Class I directors until the 2007 annual meeting of shareholders and until their successors are elected and qualified: David Z. Hong, Chang Hwi Kim, Sang Hoon Kim and Monica M. Yoon.

☐ AUTHORITY GIVEN	☐ AUTHORITY WITHHELD
To vote for all nominees (except as indicated to the contrary below).	To vote for all nominees.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S),

PLEASE WRITE THE INDIVIDUAL’S OR INDIVIDUALS’ NAME(S) IN THE SPACE BELOW)

2. To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR PROPOSAL 1. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “AUTHORITY GIVEN” FOR PROPOSAL 1.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED

IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON REVERSE SIDE.

PLEASE SIGN AND DATE BELOW.

(Number of Shares)	Dated:

(Please Print Name)	(Signature of Shareholder)

(Please Print Name)	(Signature of Shareholder)

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

I (We) do              do not              expect to attend the Meeting.

Number of persons: